UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2022

UWM Holdings Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-39189	82-2124167
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

585 South Boulevard E.
Pontiac,	Michigan	48341
(Address of principal executive offices)		(Zip Code)
(800) 981-8898
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	UWMC	New York Stock Exchange
Warrants, each warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50	UWMCWS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On September 30, 2022, United Wholesale Mortgage, LLC (“UWM”), an indirect subsidiary of UWM Holdings Corporation (the “Company”), entered into the Amended and Restated Loan and Security Agreement (the “MSR Loan Agreement”), as borrower, with Citibank, N.A. (the “Lender”), as lender, providing UWM with, up to, a $1.5 billion facility to finance the origination, acquisition or holding of certain mortgage servicing rights (the “Citi MSR Facility”). The Citi MSR Facility is collateralized by all mortgage servicing rights owned by UWM that are appurtenant to mortgage loans pooled in securitization by Federal National Mortgage Association or Federal Home Loan Mortgage Corporation that meet the criteria set forth in the MSR Loan Agreement. Availability under the Citi MSR Facility is calculated based on the market value of the collateral. The Citi MSR Facility is uncommitted.
Interest on outstanding borrowings under the Citi MSR Facility will accrue at SOFR or the Alternate Rate (as defined in the MSR Loan Agreement) plus an applicable margin. All amounts outstanding under the Citi MSR Facility are due and payable on September 26, 2023.
The MSR Loan Agreement contains certain customary affirmative and negative covenants and restrictions that, among other things, require delivery of specified financial reports and notices upon the occurrence of certain events, restrict UWM’s ability to consolidate, merge, sell, or otherwise dispose of all or substantially all of its assets and enter into certain transactions with its affiliates, and limit the ability of UWM to pay dividends on or make distributions in respect of its equity securities if a potential event of default or an event of default exists or will exist after giving effect thereto. UWM is also subject to certain financial maintenance covenants under the MSR Loan Agreement, which require UWM to not exceed a specified ratio of debt to tangible net worth at the end of each calendar month, to maintain certain minimum liquidity and tangible net worth requirements, and to maintain a minimum quarterly net income. In addition, the MSR Loan Agreement contains customary events of default, including, but not limited to, the failure of UWM to pay interest or principal when due, failure to comply with the regulatory requirements associated with its business operations, failure to comply with certain covenants which remain unremedied for a specified period, the unremedied termination of a UWM subservicer, the failure of the Lender to have a perfected security interest in the collateral and certain insolvency events. If UWM fails to perform its obligations under its covenants or should any event of default occur, the commitments under the MSR Loan Agreement may be terminated and any outstanding advances and other obligations, together with accrued interest, under the MSR Loan Agreement could be declared immediately due and payable.
The Lender and certain affiliates of the Lender have performed commercial banking, investment banking, or advisory services for UWM or the Company from time to time for which they have received customary fees and reimbursement of expenses. In addition, these entities may, from time to time, engage in transactions with and perform services for UWM or the Company in the ordinary course of its business for which they may receive customary fees and reimbursement of expenses.
The foregoing description of the MSR Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the MSR Loan Agreement attached hereto as Exhibit 10.22, which is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth under Item 1.01 is incorporated by reference herein.
Item 8.01 Other Events
As announced in the Company’s Form 8-K filed on August 9, 2022, the Company previously declared a cash dividend of $0.10 per share on the outstanding shares of Class A common stock which was payable on October 10, 2022 to stockholders of record at the close of business on September 20, 2022. Due to the federal holiday on October 10, 2022, the Company will be paying the dividend on October 7, 2022.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.22*#	Amended and Restated Loan and Security Agreement, dated September 30, 2022, between United Wholesale Mortgage, LLC, as borrower, and Citibank, N.A., as lender.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*
Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5) or Item 601(b)(2). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

#
Certain confidential portions of this exhibit were omitted by means of marking portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2022

UWM HOLDINGS CORPORATION

By:	/s/ Andrew Hubacker
Name:	Andrew Hubacker
Title:	Interim Principal Financial Officer